Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of GSI Group Inc. for the registration of debt securities and common shares and to the incorporation by reference therein of our report dated March 18, 2013 (except for Notes 1 and 4, as to which the date is March 6, 2015), with respect to the consolidated financial statements of GSI Group Inc. for the year ended December 31, 2012, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 6, 2015